Exhibit 99.1

News Release

Contact:	Mike Mullin, 314-656-5846
www.smurfit-stone.com

SMURFIT-STONE TO CLOSE MISSOULA, MT, AND ONTONAGON, MI, MILLS

•      Mills will close December 31, 2009

•      Ontonagon mill produces 280,000 tons of medium annually and Missoula mill produces 620,000 tons of linerboard annually

•      4Q restructuring charge of $284 million, $246 million of which is non-cash

CREVE COEUR, Mo. and CHICAGO (December 14, 2009) – Smurfit-Stone Container Corporation today announced plans to permanently close its Ontonagon, MI, and Missoula, MT, mills, effective December 31.

The Ontonagon mill ceased operations in September when it began taking market-related downtime.  The Missoula mill will continue operating until December 31.  The Ontonagon mill has 182 employees and the Missoula mill has 417 employees.

“These decisions were made to ensure the Company’s long-term growth and profitability and do not reflect on the hard work and commitment of the employees at the Ontonagon and Missoula mills,” said Steve Klinger, president and COO.

He added, “We recognize that closing facilities is always difficult on our employees, their families and the communities, and we will work with our employees, union representatives and public officials during these transitions.”

The Ontonagon mill, which produces 280,000 tons of medium annually, and the Missoula mill, which produces 620,000 tons of liner annually, are high-cost facilities that do not provide adequate returns over the long term for the Company.

The company expects to incur a restructuring charge of approximately $284 million, of which approximately $246 million is non-cash, in 4Q 2009.

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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated from time to time in the company’s Securities and Exchange Commission filings.

Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.04 billion in 2008; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.